                                                                     EXHIBIT 12




                             JOHNSON CONTROLS, INC.
                       COMPUTATION OF RATIO OF EARNINGS TO
                                  FIXED CHARGES
                              (Dollars in millions)


                                                        For the Nine Months
                                                        Ended June 30, 1998
                                                        -------------------
Net income                                                  $    201.7
Provision for income taxes                                       155.4
Undistributed earnings of partially-owned affiliates              (1.5)
Minority interests in net earnings of subsidiaries                17.4
Amortization of previously capitalized interest                    2.2
                                                            ----------
                                                                 375.2
                                                            ----------

Fixed charges:
       Interest incurred and amortization of
         debt expense                                            102.7
       Estimated portion of rent expense                          26.7
                                                            ----------
Fixed charges                                                    129.4
Less:  Interest capitalized during the period                     (5.7)
                                                            ----------
                                                                 123.7
                                                            ----------

Earnings                                                    $    498.9
                                                            ==========

Ratio of earnings to fixed charges                                 3.9
                                                            ==========



          For the purpose of computing this ratio, "earnings" consist of (a) income from continuing operations before income taxes (adjusted for undistributed earnings or recognized losses of partially-owned affiliates which are less than 50% owned, minority interests in net earnings of subsidiaries, and amortization of previously capitalized interest), plus (b) fixed charges, minus (c) interest capitalized during the period. "Fixed charges" consist of (a) interest incurred and amortization of debt expense plus (b) the portion of rent expense representative of the interest factor.




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